Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

KBR, INC.

and

TRINZIC, INC.

Dated as of [●], 20[●]

TABLE OF CONTENTS

i

3.9	Tax Attributes.	21
3.10	Straddle Period Tax Allocation.	21
3.11	Pillar Two Compliance and Reporting Obligations.	22
3.12	Section 245A Election.	22
ARTICLE IV TAX-FREE STATUS OF THE TRANSACTIONS		22
4.1	Representations and Warranties.	22
4.2	Restrictions.	23
ARTICLE V INDEMNITY OBLIGATIONS		26
5.1	Indemnity Obligations.	26
5.2	Indemnification Payments.	27
5.3	Payment Mechanics.	28
5.4	Treatment of Liabilities and Payments; Gross-Up.	28
ARTICLE VI TAX CONTESTS		29
6.1	Notice.	29
6.2	Separate Returns.	29
6.3	Joint Returns.	29
6.4	Mixed Contests.	30
6.5	Distribution-Related Tax Contests.	30
6.6	Obligation of Continued Notice.	31
6.7	Settlement Rights.	31
6.8	Costs and Expenses.	31
ARTICLE VII COOPERATION		32
7.1	General.	32
7.2	Timely Compliance.	32
7.3	Consistent Treatment.	33
7.4	Impact of Cooperation.	33
ARTICLE VIII RETENTION OF RECORDS; ACCESS		33
8.1	Retention of Records.	33
8.2	Access to Tax Records.	34
ARTICLE IX DISPUTE RESOLUTION		34
9.1	Dispute Resolution.	34
9.2	Injunctive Relief.	34
ARTICLE X MISCELLANEOUS PROVISIONS		35
10.1	Conflicting Agreements.	35

ii

10.2	Interest on Late Payments.	35
10.3	Expenses.	35
10.4	Successors and Assigns.	35
10.5	Application to Present and Future Subsidiaries.	35
10.6	Assignment.	35
10.7	No Fiduciary Relationship.	35
10.8	Further Assurances.	36
10.9	Survival of Agreements.	36
10.10	Notices.	36
10.11	Distribution Date.	37
10.12	Waiver.	37
10.13	Severability.	37
10.14	Interpretation.	37
10.15	Integration.	38
10.16	Title and Headings.	38
10.17	Counterparts.	38
10.18	Governing Law; Submission to Jurisdiction.	38
10.19	Amendments.	38
10.20	No Double Recovery.	38
10.21	Specific Performance.	38
10.22	Authority.	39

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [●], 20[●] between KBR, Inc., a Delaware corporation (the “Company”), and Trinzic, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“SpinCo” and, together with the Company, the “Parties,” and each, a “Party”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of [●], 20[●], between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, the Company, acting through its direct and indirect Subsidiaries, currently conducts the Parent Retained Business and the SpinCo Business;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that it is appropriate, desirable and in the best interests of the Company and its stockholders to separate (a) the Parent Retained Business, which shall be owned and conducted, directly or indirectly, by the Company and its Subsidiaries (other than SpinCo and its Subsidiaries) and (b) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo and its Subsidiaries;

WHEREAS, pursuant to the Internal Reorganization, KBR Holdings, a direct, wholly owned subsidiary of the Company that is classified as a corporation for U.S. federal income Tax purposes, will effect the Internal Contribution in exchange for equity interests of Internal SpinCo, Internal SpinCo’s assumption of the obligations associated with certain intercompany payables, and an aggregate amount of cash equal to the Distributed Internal SpinCo Borrowing Proceeds;

WHEREAS, following the Internal Contribution, and pursuant to the Internal Reorganization, KBR Holdings will effect the Internal SpinCo Distribution;

WHEREAS, in connection with the Internal Spin-Off, KBR Holdings will use the Distributed Internal SpinCo Borrowing Proceeds to make the Internal Cash Distribution, which will be used to repay historical debt of the Company;

WHEREAS, following the Internal Spin-Off, and pursuant to the Internal Reorganization, the Company will effect the Contribution and, in connection therewith, will contribute all of the issued and outstanding equity interests of Internal SpinCo and the stock of Solutions Insurance Company to SpinCo in exchange for the Consideration;

WHEREAS, following the completion of the Internal Reorganization and the Contribution, the Company shall effect the Distribution on the terms and conditions set forth in the Separation Agreement;

WHEREAS, it is the intention of the Parties that, for U.S. federal income Tax purposes: (a) the Internal Contribution and the Internal SpinCo Distribution, taken together, qualify as a “reorganization” under Sections 368(a)(1)(D) and 355(a) of the Code, (b) the Contribution and Distribution, taken together, qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code, and (c) the Separation Agreement constitutes a “plan of reorganization” for purposes of Section 368 of the Code and within the meaning of Treas. Reg. Section 1.368-2(g) for each of the Internal Contribution and Internal SpinCo Distribution (taken together) and the Contribution and Distribution (taken together), and for purposes of Sections 354, 361 and 368 of the Code;

WHEREAS, the Company is the common parent of an affiliated group of domestic corporations, including SpinCo, that has elected to file consolidated U.S. federal income Tax Returns and, as a result of the Distribution, neither SpinCo nor any of its Affiliates will be a member of such group after the close of the Distribution Date;

WHEREAS, certain members of the Company Group, on the one hand, and certain members of the SpinCo Group, on the other hand, file certain Tax Returns on a consolidated, combined, unitary or similar basis for certain federal, state, local and foreign Tax purposes; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          General.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” shall have the meaning set forth in Section 9.1.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. The term “Affiliate” shall refer to Affiliates of a Person as determined immediately after the Distribution.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Capital Stock” shall mean all classes or series of capital stock, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock for U.S. federal income Tax purposes.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which the Company is the common parent (as that term is defined in Section 1504 of the Code and the regulations thereunder).

“Company Consolidated Tax Return” shall mean any U.S. federal consolidated income Tax Return for a Company Affiliated Group and any consolidated, combined, unitary or similar income Tax Return required to be filed by the Company or a member of the Company Group as common parent (or analogous concept) under a similar or analogous provision of state, local or non-U.S. Law.

“Company Separate Return” shall mean any Tax Return of or including any member of the Company Group (including any consolidated, combined, unitary or similar return) that is not a Joint Return.

“Company Transaction Tax Required Payment” shall have the meaning set forth in Section 2.9(b)(ii).

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2, 6.3, and 6.4 of this Agreement.

“Designated SpinCo Separate Return” shall mean (i) any SpinCo Separate Return with respect to State Taxes for the taxable year ending on the Distribution Date, and (ii) any SpinCo Separate Return with respect to Foreign Taxes set forth on Exhibit C, in each case excluding any subsequent amendment of such Tax Return.

“Distribution Tax Opinions” shall mean (i) the written opinion of Wilmer Cutler Pickering Hale and Dorr LLP, reasonably satisfactory in form and substance to the Company and dated as of the Distribution Date, regarding the “business purpose” requirement that will apply to the intended U.S. federal income Tax treatments of the Contribution and Distribution as set forth in clauses (a)(i) and (a)(iv) of the definition of Tax-Free Status, and (ii) a written opinion of Baker & McKenzie LLP, reasonably satisfactory in form and substance to the Company and dated on or before the Distribution Date, regarding the “business purpose” requirement that will apply to the intended U.S. federal income Tax treatment of the Internal Spin-Off.

“Distribution Taxes” shall mean any Taxes incurred as a result of the failure of any of the Transactions described in this Agreement in the definition of “Tax-Free Status” to qualify for such Tax-Free Status.

“Distribution-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Taxing Authority, or any other Person asserts a position that could reasonably be expected to (i) adversely affect, jeopardize or prevent the Tax-Free Status or (ii) otherwise affect the amount of Taxes imposed with respect to any of the Transactions.

“Employment Tax” shall mean those Liabilities for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required by any Transaction Document (including the Separation Agreement) or any action undertaken pursuant to the Separation Plan or pursuant to, or prior to, the Contribution or the Distribution.

“Federal Tax” means any Tax imposed by the federal government of the United States other than any Employment Tax.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (i) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be), (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (iii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) by the jurisdiction imposing the Tax, or (v) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a mutual agreement with the IRS or other Taxing Authority.

“Foreign Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Pillar Two Tax.

“Group” shall mean either the Company Group or the SpinCo Group, as the context requires.

“High-Level Tax Dispute” shall mean any dispute or disagreement (i) relating to liability with respect to Distribution Taxes or (ii) in which the amount of liability in dispute exceeds $10 million.

“Indemnifying Party” shall have the meaning set forth in Section 5.2(a).

“Indemnitee” shall have the meaning set forth in Section 5.2(a).

“Internal Distribution” shall mean a distribution or exchange of stock of a Subsidiary of the Company (determined prior to the Distribution) and intended to qualify as a reorganization described in Sections 368(a)(1)(D) and 355(a) of the Code (including, for the avoidance of doubt, the Internal Spin-Off).

“Internal Restructuring” means (i) any action or series of actions undertaken in connection with an internal restructuring (whether effected by making or revoking any election under Treasury Regulations Section 301.7701-3 with respect to one or more entities or otherwise) involving SpinCo and/or any of its Subsidiaries or (ii) any direct or indirect contribution, sale or other transfer by or among any of SpinCo and any of its Subsidiaries of any of the assets contributed or transferred to SpinCo or any of its subsidiaries as part of the Contribution or otherwise pursuant to the Separation Agreement or any of the Transaction Documents.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“IRS Ruling” shall mean any U.S. federal income Tax ruling, and any supplements thereto, issued to the Company by the IRS in connection with the Transactions.

“IRS Ruling Request” shall mean the letter filed by the Company with the IRS on June 10, 2026 (including all attachments, exhibits, and other materials submitted with such letter) requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“IRS Settlement” means the settlement with the IRS with respect to the tax years and matters described on Exhibit A.

“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the Company Group together with one or more members of the SpinCo Group.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Sections 6.2, 6.3, and 6.4 of this Agreement.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Pillar Two Provisions” shall mean (i) the model rules published by the Organisation for Economic Co-operation and Development (“OECD”) in respect of Pillar Two of the OECD’s BEPS 2.0 project and any associated rules or guidance issued by the OECD (the “GloBE Rules”) and (ii) any Law of any jurisdiction which implements, or facilitates the implementation of, the GloBE Rules in that or any other jurisdiction.

“Pillar Two Taxes” shall mean any Qualified Domestic Minimum Top-Up Tax and any Tax charged pursuant to the Income Inclusion Rule and the Undertaxed Profits Rule (in each case, as defined in the Pillar Two Provisions) with respect to any Pre-Distribution Period.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Prepaid Transaction Tax Amounts” shall mean any cash amounts held by any member of the SpinCo Group as of immediately after the Effective Time, which cash amounts are designated by the Company in its sole discretion for the payment of Transaction Taxes.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of SpinCo Capital Stock, respectively, any amount or number of shares of SpinCo Capital Stock, that would, when combined with the retention of the Retained Shares by the Company and any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code and/or the Treasury Regulations promulgated thereunder, comprise a Fifty-Percent or Greater Interest in SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10, or (ii) issuances of SpinCo Capital Stock by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, any references to SpinCo in this definition and related provisions of this Agreement shall include a reference to any successor thereto.

“Refund” shall mean any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any reasonable expenses incurred in obtaining such refund and any Taxes imposed by any Taxing Authority on the receipt of the refund.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period beginning on (and including) the Distribution Date and ending on (and including) the first Business Day after the two-year anniversary of the Distribution Date.

“Retained Shares” shall mean the shares of SpinCo Common Stock retained by the Company and not distributed to the Record Holders in the Distribution.

“Reviewing Party” shall have the meaning set forth in Section 3.3(a).

“Separate Return” shall mean a Company Separate Return or a SpinCo Separate Return, as the case may be.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Settlement Date” shall have the meaning set forth in Section 2.9(b)(iii).

“Specific Indemnities” shall have the meaning set forth in Section 2.11.

“SpinCo” shall have the meaning set forth in the preamble hereto.

“SpinCo Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by SpinCo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the SpinCo Business (as defined in the IRS Ruling Request and as further described in the Tax Materials) as conducted immediately prior to the Distribution.

“SpinCo Capital Stock” shall mean all classes or series of capital stock of SpinCo, including (i) the SpinCo Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in SpinCo for U.S. federal income Tax purposes.

“SpinCo Carryback” shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the SpinCo Group which may or must be carried from one taxable period to another prior taxable period under the Code or other applicable Tax Law.

“SpinCo Disqualifying Action” shall mean (i) any action (or the failure to take any action) by any member of the SpinCo Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Distribution involving the SpinCo Capital Stock or any stock or assets of SpinCo or any member of the SpinCo Group, or (iii) any breach by SpinCo or any member of the SpinCo Group after the Distribution of any representation, warranty or covenant made by it in this Agreement, the Separation Agreement, or any other Transaction Document, that, in each case, would adversely affect the Tax-Free Status; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action required pursuant to any Transaction Document (other than this Agreement) or that is specifically contemplated by the Separation or the Distribution.

“SpinCo Section 355 Affiliate” shall mean any member of the SpinCo Group that was a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(b)(2) of the Code) in an Internal Distribution.

“SpinCo Separate Return” shall mean any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined, unitary or similar return) that is not a Joint Return.

“SpinCo State Taxes” shall have the meaning set forth in Section 2.3(a).

“State Tax” shall mean any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, or any city or municipality located therein.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates and other similar assessments and governmental charges of any kind imposed by any federal, state, local or non-United States Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, escheat and unclaimed property, tariff, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative, add-on minimum and other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, and (ii) liability for the payment of any amount of the type described in clause (i) above payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), in each case, including any Taxes resulting from an Adjustment.

“Tax Advisor” shall mean any Tax counsel or accounting firm of recognized national standing in the United States (or, in the case of any Tax Opinion regarding the Tax treatment of any of the Transactions under the Laws of a foreign jurisdiction, in the relevant foreign jurisdiction).

“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, excess charitable contributions, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses and any other Tax Item that could affect a Tax.

“Tax Benefit” shall mean any reduction in liability for Taxes (or increase in a Refund) that is actually realized as a result of any loss, deduction, Refund, reimbursement, offset, credit, or other item reducing any Taxes otherwise payable, net of reasonable expenses related to establishing the Tax Benefit.

“Tax Certificates” shall mean any certificates of officers of the Company and/or SpinCo, provided to Wilmer Cutler Pickering Hale and Dorr LLP or Baker & McKenzie LLP, and any certificates of officers or other representatives of the Company and/or SpinCo provided to any other Tax Advisor in connection with any Tax Opinion issued in connection with the Transactions.

“Tax Contest” shall mean any pending or threatened audit, claim, dispute, suit, action, litigation, proposed assessment or other judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for Refund).

“Tax Dispute” shall have the meaning set forth in Section 9.1.

“Tax Item” shall mean any item of income, gain, loss, deduction, expense or credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

“Tax Materials” shall mean the IRS Ruling Request, the IRS Ruling, the Tax Opinions, the Tax Certificates and any other materials delivered or deliverable in connection with the issuance of any IRS Ruling and the rendering of any Tax Opinion, in each case, as they exist as of the date hereof.

“Tax Matter” shall have the meaning set forth in Section 7.1(a).

“Tax Opinion” shall mean any written opinion or memorandum of any Tax Advisor regarding certain tax consequences of certain transactions executed as part of the Transactions.

“Tax Records” shall mean any (i) Tax Returns, (ii) Tax Return work papers, (iii) documentation relating to any Tax Contests and (iv) any other books of account or records (whether or not in written, electronic, or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Taxing Authority.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, including any amendment thereof or supplement thereto, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax-Free Status” shall mean the following U.S. federal income Tax consequences:

(a)          with respect to the Contribution and the Distribution, taken together, and each Internal Distribution, the qualification thereof:

(i)           in the case of the Contribution and the Distribution, taken together (and together with any Retained Shares that may be distributed to creditors or to shareholders of the Company), as a “reorganization” described in Sections 368(a)(1)(D) and 355(a) of the Code;

(ii)          in the case of the Internal Spin-Off (including the Internal Cash Distribution), as a “reorganization” described in Sections 368(a)(1)(D) and 355(a) of the Code;

(iii)         in the case of any Internal Distribution (other than the Internal Spin-Off), as a “reorganization” described in Sections 368(a)(1)(D) and 355(a) of the Code;

(iv)         in the case of each of clauses (i) and (iii), as a transaction in which cash or other property received is property with respect to which no gain or loss is recognized pursuant to Section 361(a) or (b) of the Code;

(v)          in the case of clause (ii) with respect to the Internal Spin-Off, as a transaction in which cash or other property received is property with respect to which no gain or loss is recognized pursuant to Section 361(a) or (b) of the Code, except to the extent the amount of the Internal Cash Distribution (and any such other cash received by the Company in respect of the Internal Cash Distribution) exceeds KBR Holdings’s adjusted tax basis in the assets transferred to Internal SpinCo pursuant to the Internal Contribution and assuming the Company transfers to creditors or distributes to shareholders the cash received in respect of the Internal Cash Distribution and any such other cash received by the Company in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code;

(vi)         in the case of each of clauses (i) through (iii), stock distributed (or deemed distributed) thereby (including, in the case of clause (i), any Retained Shares that may be distributed to creditors or shareholders of the Company in connection with the plan of “reorganization”) is “qualified property” with respect to which no gain or loss is recognized pursuant to Section 361(c) or Section 355(c)(2) of the Code, as applicable (and neither Section 355(d) nor Section 355(e) applies to treat such property as other than “qualified property” for such purposes); and

(vii)        in the case of each of clauses (i) through (iii), as a transaction in which no income or gain is recognized by (A) any member of the Company Group (except as otherwise provided in clause (v)), (B) any member of the SpinCo Group or (C) the holders of Company Common Stock (except to the extent holders of Company Common Stock receive cash in lieu of fractional shares), pursuant to Sections 355, 361 and/or 1032 of the Code, other than, in the case of the Company, SpinCo and the members of their respective Groups (as relevant), any income or gain recognized as a result of intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax-Related Losses” shall mean with respect to any Taxes (or any reduction in a Refund), (i) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with such Taxes (or reduction in a Refund); and (ii) all damages and reasonable costs and expenses associated with stockholder litigation or controversies and any amount paid by the Company (or any of its Affiliates) or SpinCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in the case of this clause (ii), resulting from the failure of the Transactions to qualify for the Tax-Free Status.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Document” means this Agreement, the Separation Agreement, the Employee Matters Agreement, the Continuing Arrangements MSAs, the Stockholder and Registration Rights Agreement, and the Transition Services Agreement, and including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

“Transaction Taxes” shall mean all Taxes (other than Distribution Taxes) imposed on or with respect to the Transactions (including Transfer Taxes and the Taxes set forth on Exhibit B), regardless of whether such Taxes are paid prior to, as of, or following the Distribution Time.

“Transfer Tax” means any sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Tax imposed with respect to the Transactions.

“Transactions” means the Separation (including the Distribution) and the other transactions contemplated by this Agreement, the Separation Agreement and the other Transaction Documents.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a Tax Advisor, which Tax Advisor is acceptable to the Company in its reasonable discretion, on which the Company may rely to the effect that a transaction will not (i) affect the Tax-Free Status or (ii) adversely affect any of the conclusions set forth in any Tax Opinion or the IRS Ruling regarding the Tax-Free Status; provided, that any such tax opinion obtained in connection with a proposed acquisition of SpinCo Capital Stock or the Capital Stock of a SpinCo Section 355 Affiliate entered into during the Restricted Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution or any Internal Distribution. Any such tax opinion must assume that the Contribution and Distribution and each Internal Distribution would have qualified for the Tax-Free Status if the transaction in question did not occur.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1          U.S. Federal Taxes Relating to Joint Returns.

(a)          The Company shall pay and be responsible for any and all Federal Taxes due with respect to or required to be reported on any Joint Return for all Pre-Distribution Periods.

(b)          SpinCo shall pay and be responsible for any and all Federal Taxes due with respect to or required to be reported on any Joint Return which are attributable to the SpinCo Business for all Post-Distribution Periods.

(c)          The Company shall pay and be responsible for any and all Federal Taxes due with respect to or required to be reported on any Joint Return for all Post-Distribution Periods, other than any Federal Taxes described in Section 2.1(b).

2.2          U.S. Federal Taxes Relating to Separate Returns.

(a)          The Company shall pay and be responsible for any and all Federal Taxes due with respect to or required to be reported on any Company Separate Return for all Tax periods.

(b)          SpinCo shall pay and be responsible for any and all Federal Taxes due with respect to or required to be reported on any SpinCo Separate Return for all Tax periods.

2.3          U.S. State Taxes Relating to Joint Returns.

(a)          The Company shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return for all Pre-Distribution Periods, other than any State Taxes historically identified as billable to SpinCo Group customers, as determined by the Company in its sole discretion consistent with Past Practices (such Taxes for any Tax period, “SpinCo State Taxes”).

(b)          SpinCo shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return which Taxes (i) are attributable to the SpinCo Business for all Post-Distribution Periods or (ii) are SpinCo State Taxes.

(c)          The Company shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return for all Post-Distribution Periods, other than any State Taxes described in Section 2.3(b).

2.4          U.S. State Taxes Relating to Separate Returns.

(a)          The Company shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Company Separate Return for all Tax periods.

(b)          SpinCo shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any SpinCo Separate Return for all Tax periods.

2.5          Foreign Taxes Relating to Joint Returns.

(a)          The Company shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return for all Pre-Distribution Periods.

(b)          SpinCo shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return which Taxes are attributable to the SpinCo Business for all Post-Distribution Periods.

(c)          The Company shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return for all Post-Distribution Periods, other than any Foreign Taxes described in Section 2.5(b).

2.6          Foreign Taxes Relating to Separate Returns.

(a)          The Company shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Company Separate Return for all Tax periods.

(b)          SpinCo shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any SpinCo Separate Return for all Tax periods.

2.7          Pillar Two Taxes.

(a)          The Company shall be responsible for any and all Pillar Two Taxes due with respect to or required to be reported on any Tax Return which are attributable (determined on a “with and without basis”) to the Parent Retained Business, assets used primarily in the Parent Retained Business or the business or activities of any member of the Company Group, as determined by the Company in its sole discretion consistent with Past Practices (if any).

(b)          SpinCo shall be responsible for any and all Pillar Two Taxes due with respect to or required to be reported on any Tax Return which are attributable (determined on a “with and without basis”) to the SpinCo Business, assets used primarily in the SpinCo Business or the business or activities of any member of the SpinCo Group, as determined by the Company in its sole discretion consistent with Past Practices (if any).

(c)          Notwithstanding the provisions set forth in Sections 2.7(a) and 2.7(b), with respect to any Pillar Two Tax which the Company, acting reasonably and consistently with Past Practices (if any), is unable to attribute to either the Company or SpinCo under Section 2.7(a) or Section 2.7(b), the Company and SpinCo shall each pay and be responsible for fifty percent (50%) of any such Pillar Two Taxes.

2.8          Deferred Assets; Deferred Liabilities. The Parties acknowledge and agree that, notwithstanding anything contained herein to the contrary, this Agreement shall not in any way affect or modify the Parties’ rights and obligations under Section 2.5 of the Separation Agreement.

2.9          Transaction Taxes.

(a)          Notwithstanding the provisions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7, SpinCo and the Company shall each be responsible for fifty percent (50%) of any Transaction Taxes, as reasonably determined by the Company.  The Parties shall cooperate to minimize any Transaction Taxes and to obtain any credit, Refund, or rebate of Transaction Taxes, or to apply for an exemption or zero-rating for goods or services giving rise to any Transaction Taxes, including by filing any exemption or other similar forms or providing valid tax identification numbers or other relevant registration numbers, certificates, or other documents or by obtaining any rulings from the applicable Taxing Authorities.

(b)          Payments pursuant to Section 2.9(a) shall be determined and made in accordance with the following principles and in the following manner:

(i)           Any and all Transaction Taxes that were paid at or prior to the Distribution, regardless of whether paid by a member of the Company Group or a member of the SpinCo Group, shall be deemed for all purposes of this Agreement to have been paid by the Company, and SpinCo shall be required to reimburse the Company for the portion of such Transaction Taxes allocated to SpinCo pursuant to Section 2.9(a).

(ii)          With respect to any Transaction Taxes allocated to the Company pursuant to Section 2.9(a) in respect of which, absent the application of this Section 2.9(b)(ii), the Company would be required to make a payment to SpinCo pursuant to Section 2.9(a) (a “Company Transaction Tax Required Payment”), any Prepaid Transaction Tax Amounts allocable to such Transaction Taxes (as designated by the Company in its sole discretion) shall, for purposes of this Section 2.9, be treated as a payment made by the Company to SpinCo in respect of such Transaction Taxes in full or partial satisfaction (or overpayment), as applicable, of the Company Transaction Tax Required Payment with respect thereto, and the provisions of this Section 2.9 shall be applied accordingly. Without limiting the generality of the foregoing provisions of this clause (ii) and in furtherance and illustration of the principles set forth therein:

(1)          any Company Transaction Tax Required Payment otherwise required with respect to any Transaction Taxes shall be reduced, but not below zero, by the amount of any Prepaid Transaction Tax Amounts (A) allocable to such Transaction Taxes (as designated by the Company in its sole discretion) and (B) not (x) previously taken into account pursuant to this clause (1) to reduce the amount of any Company Transaction Tax Required Payment or (y) repaid by SpinCo to the Company pursuant to clause (2) below; and

(2)          if the amount of such Prepaid Transaction Tax Amounts exceeds the amount of the Company Transaction Tax Required Payment with respect to such Transaction Taxes, SpinCo shall pay such excess to the Company; provided, that the timing of any payment (or portion thereof) required to be made by SpinCo pursuant to this clause (2) shall be determined by the Company in its sole discretion and SpinCo shall make all payments pursuant to this clause (2) in accordance with the payments dates determined by the Company.

(iii)          Notwithstanding anything herein to the contrary, the Company may determine in its sole discretion that any payment required to be made by the Company or SpinCo pursuant to this Section 2.9 shall be delayed until such date as the Company shall determine (a “Settlement Date”) and, on the Settlement Date, all outstanding amounts then owing by the Company and SpinCo (taking into account all Prepaid Transaction Tax Amounts not previously applied or repaid pursuant to Section 2.9(b)(ii)) pursuant to this Section 2.9 shall be netted, such that only one payment shall be made by the Company or SpinCo, as applicable, in full settlement of all such outstanding amounts.

2.10       Determination of Tax Attributable to the SpinCo Business. For purposes of this Article II (except as expressly provided otherwise therein):

(a)          The amount of Federal Taxes attributable to the SpinCo Business shall be as reasonably determined by the Company on a pro forma SpinCo Group consolidated return prepared:

(i)           including only Tax Items of members of the SpinCo Group that were included in the relevant Company Consolidated Tax Return;

(ii)          except as provided in Section 2.10(a)(iv), using all elections, accounting methods and conventions used on the relevant Company Consolidated Tax Return for such period;

(iii)         applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(iv)         assuming that the SpinCo Group elects not to carry back any net operating losses.

(b)          The amount of State Taxes and Foreign Taxes attributable to the SpinCo Business shall be as reasonably determined by the Company in a manner consistent with the principles of Section 2.10(a), to the extent relevant or as reasonably determined by the Company in a manner consistent with Past Practices (if any).

2.11        Certain Indemnified Taxes; Integration; Satisfaction.  For the avoidance of doubt, notwithstanding the provisions set forth in this Article II, nothing in this Article II shall be interpreted as limiting in any way the Parties’ indemnification obligations pursuant to Section 5.1(a)(ii) or Sections 5.1(b)(ii) through (b)(v) (the “Specific Indemnities”), and, in the case of any conflict between the allocation of liability for Taxes set forth in this Article II and the Specific Indemnities, the Specific Indemnities shall govern (and the conflicting liability allocations set forth in this Article II shall not apply). Without prejudice or limitation to any of the indemnification or liability allocation provisions contained in this Agreement, the Parties acknowledge and agree that, on the basis of all facts and circumstances as of the date hereof and through the Effective Time, SpinCo shall, and is expected to, satisfy any liability or other obligation (or portion thereof) it assumes pursuant to this Agreement, whether or not the Company has been legally relieved of such liability.

2.12        Allocation of Employment Taxes.  Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

2.13        Tax Refunds.

(a)          Subject to Section 2.12, Section 2.13(b), Section 2.14 and Section 2.15, the Company (or any of its Affiliates) shall be entitled to all Refunds related to Taxes for which it (or any of its Affiliates) is liable pursuant to this Agreement or for which it has previously paid and SpinCo (or any of its Affiliates) shall be entitled to all Refunds related to Taxes for which it (or any of its Affiliates) is liable pursuant to this Agreement or for which it has previously paid. For the avoidance of doubt, the Company shall be entitled to any and all Refunds attributable to the IRS Settlement.

(b)          SpinCo shall pay to the Company any Refund received or deemed to have been received by SpinCo or any member of the SpinCo Group that the Company is entitled to pursuant to Section 2.13(a), net of any reasonable costs and expenses incurred in connection with, and any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt, accrual or realization of such Refund (including any Taxes imposed by way of withholding or offset), in immediately available funds in accordance with Article V. The Company shall pay to SpinCo any Refund received by the Company or any member of the Company Group that SpinCo is entitled to pursuant to Section 2.13(a), net of any costs and expenses incurred in connection with, and any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt, accrual or realization of such Refund (including any Taxes imposed by way of withholding or offset), in immediately available funds in accordance with Article V. For purposes of this Section 2.13(b), any overpayment of Taxes that is applied as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund), and such Refund, if received, would have been payable to the Company or SpinCo, as applicable, pursuant to this Section 2.13, shall be deemed to have actually been received by SpinCo or any member of the SpinCo Group, or by the Company or any member of the Company Group, as applicable, as a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

2.14        Tax Benefits.  Without prejudice to (or duplication of any amounts payable pursuant to) Section 2.15, if the Company determines, in its reasonable discretion, that: (a) one Party is liable for an Adjustment pursuant to this Agreement or under applicable Law and (b) the other Party is entitled to a Tax Benefit relating to such Adjustment, then the Party entitled to such Tax Benefit shall pay to the Party liable for such Adjustment the amount of the Tax Benefit within one hundred twenty (120) Business Days following the realization of the Tax Benefit, net of any costs and expenses incurred in connection with, and any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt, accrual or realization of such Tax Benefit (including any Taxes imposed by way of withholding or offset), in each case, as determined by the Company in its reasonable discretion. For the avoidance of doubt, if such Tax Benefit results in the reduction of an indemnity payment pursuant to Section 5.2(c), no payment shall be required under this Section 2.14 to the extent the paying Party reduced its Tax indemnity payment under Section 5.2(c).

2.15        Carryback Refunds and Benefits.  Notwithstanding anything herein to the contrary (and without duplication of any other amounts payable pursuant to this Agreement), but subject to the other provisions of this Section 2.15, in the event of any carry back of any SpinCo Carryback arising in a Post-Distribution Period to a Pre-Distribution Period that is permitted by Section 3.8, SpinCo shall be entitled to any Refund or other Tax Benefit actually realized by any member of the Company Group in cash that is attributable to, and would not have arisen but for, such SpinCo carryback. The Company shall pay to SpinCo the amount of any such Refund or other Tax Benefit, net of any costs, expenses or Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt, accrual or realization of such Refund or Tax Benefit, no later than five (5) Business Days after the receipt of such Refund or other Tax Benefit (the timing of the receipt of which shall be determined in accordance with the principles of Section 2.13(b)). Notwithstanding anything in this Agreement to the contrary, SpinCo shall indemnify and hold the members of the Company Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such SpinCo Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Company Group or an Affiliate thereof if (a) such Tax Attributes expire unutilized, but would have been utilized but for such SpinCo Carryback, or (b) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such SpinCo Carryback.  Any payment made by the Company to SpinCo pursuant to this Section 2.15 shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Tax Attribute of the Company Group to a taxable period in respect of which such Refund is or was received or Tax Benefit is or was realized) that would affect the amount to which SpinCo is entitled, and an appropriate adjusting payment shall be made by SpinCo to the Company such that the aggregate amount paid pursuant to this Section 2.15 equals such recalculated amount.

2.16        Tax Adjustments.  If the Company or SpinCo (or one of their respective Affiliates) pays to the other Party any amount pursuant to Section 2.12, Section 2.13, Section 2.14 or Section 2.15, in respect of a Refund or Tax Benefit and all or a portion of such Refund or Tax Benefit is subsequently disallowed or adjusted by a Taxing Authority or in a Tax Contest, such disallowance or adjustment shall be allocated to the Company Group and the SpinCo Group in the same manner in which such Refund or Tax Benefit was allocated pursuant to Section 2.12, Section 2.13, Section 2.14, or Section 2.15, as applicable, and an appropriate adjusting payment shall be promptly made (including in respect of any interest paid or imposed by any Taxing Authority) to reflect such disallowance or adjustment.

2.17       Prior Agreements.  Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements, arrangements or practices between any member of the Company Group and any member of the SpinCo Group shall be terminated with respect to the SpinCo Group and the Company Group as of the Distribution Date. No member of either the SpinCo Group or the Company Group shall have any continuing rights or obligations under any such agreement, arrangement or practice.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1          Company’s Responsibility. The Company shall prepare and timely file when due (taking into account any applicable extensions), or shall cause to be prepared and timely filed, (a) all Tax Returns required to be filed by it or any of its Subsidiaries, and (b) all Designated SpinCo Separate Returns, and, in each case, shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Returns, subject to any right to payment or indemnification under Section 5.1. Notwithstanding anything to the contrary in this Agreement, (i) for all Tax purposes, the Parties shall report any Extraordinary Transactions that are effected by the SpinCo Group on the Distribution Date after the Distribution Time (except for any Extraordinary Transactions effected at the direction of the Company Group) as occurring on the day after the Distribution Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law, and (ii) with respect to any Joint Return, to the extent that any expenses related to a previously filed Joint Return for similar Taxes were customarily paid by a member of the SpinCo Group, as determined by the Company in its sole discretion, then any similar expenses shall be paid and borne by SpinCo after the Distribution, including, for the avoidance of doubt, any expenses related to the preparation of transfer pricing documentation.

3.2          SpinCo’s Responsibility. SpinCo shall prepare and timely file when due (taking into account any applicable extensions), or shall cause to be prepared and timely filed, all Tax Returns required to be filed by it or any of its Subsidiaries other than any Designated SpinCo Separate Returns and shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Returns, subject to any right to payment or indemnification under Section 5.1.

3.3          Right to Review Tax Returns.

(a)          The Responsible Party for any material Tax Return shall make such Tax Return (or the relevant portions thereof) available for review by the other Party (the “Reviewing Party”), if requested, to the extent the Reviewing Party (i) is or would reasonably be expected to be liable for Taxes reflected on such Tax Return, (ii) is or would reasonably be expected to be liable for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, or (iii) has or would reasonably be expected to have a claim for Tax Benefits under this Agreement in respect of items reflected on such Tax Return. The Responsible Party shall use reasonable efforts to make any such Tax Return (or the relevant portions thereof) available for review as required under this paragraph sufficiently in advance of the due date for the filing of such Tax Return (taking into account extensions) to provide the Reviewing Party with a meaningful opportunity to review and comment on such Tax Return (which, in the case of any Tax Return with respect to income Taxes, shall be no later than thirty (30) days prior to the due date for such Tax Return (taking into account extensions). The Responsible Party shall consider any reasonable comments provided by the Reviewing Party reasonably in advance of the due date for such Tax Return (taking into account extensions) (which, in the case of any Tax Return with respect to income Taxes, shall be no later than fifteen (15) days following the Reviewing Party’s receipt of the draft of such return from the Responsible Party). The Parties shall attempt in good faith to resolve any material disagreement arising out of the review of such Tax Return and, failing such resolution, any material disagreement shall be resolved in accordance with the provisions of Article IX as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Parties have not resolved the disputed item or items by the day five (5) Business Days prior to the due date of such Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 3.3(a) (revised to reflect all initially disputed items that the Parties have agreed upon prior to such date).

(b)          In the event a Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 3.3(a) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with the provisions of Article IX.  In the event that the resolution of such disputed item (or items) in accordance with Article IX with respect to a Tax Return is inconsistent with such Tax Return as filed, the Responsible Party (with cooperation from the Reviewing Party) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items).  In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Article IX, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Section 5.2 in a manner that reflects such resolution.

3.4          Cooperation.  The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose to SpinCo any Company Consolidated Tax Return of which a member of the Company Group is the common parent or any information related to such a Joint Return other than information relating solely to the SpinCo Group; provided, that the Company shall provide such additional information that is reasonably required in order for SpinCo to determine Taxes attributable to the SpinCo Business. If an amended Tax Return for which SpinCo is the Responsible Party is required to be filed as a result of an amendment made to a Company Consolidated Tax Return pursuant to an Adjustment, then the Parties shall cooperate to ensure that such amended Tax Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.

3.5          Tax Reporting Practices.  Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which SpinCo is the Responsible Party, such Tax Return shall be prepared in a manner (a) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with applicable Law and reasonable Tax accounting practices selected by SpinCo that are consistent with the Company’s accounting practices with respect to similar Tax Items and otherwise reasonably acceptable to the Company; and (b) that, to the extent consistent with clause (a), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Notwithstanding anything herein to the contrary (but subject to Section 3.6), SpinCo shall not, and shall not cause or permit its Affiliates to, (i) take any action or Tax position inconsistent with (x) the assumptions made (including with respect to any Tax Item) in determining all estimated or advance payments of Taxes on or prior to the Distribution Date or (y) any position taken on any Tax Return with respect to which the Company is the Responsible Party with respect to similar Tax Items, or (ii) without the Company’s prior written consent, make a change in any of its methods of accounting for Tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods have expired.

3.6          Reporting of Separation.  The Tax treatment of any step in or portion of the Transactions and any Tax Item related thereto shall be reported on each applicable Tax Return consistently with the Tax-Free Status, taking into account the jurisdiction in which such Tax Returns are filed; provided, that, notwithstanding anything to the contrary herein, if the Company determines that there is no reasonable basis for such Tax treatment, then the Company shall notify SpinCo no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant step in or portion of the Transactions or related Tax Item shall be reported (with any disagreements resolved in accordance with the provisions of Article IX as promptly as practicable); provided, further, that in the case of any step in or portion of the Transactions or any Tax Item related thereto that is not covered by the Tax-Free Status, such step in or portion of the Transaction and any Tax Items related thereto shall be treated and reported as determined by the Company in good faith. If the Company determines, in its sole discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution or any Internal Distribution, SpinCo agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by the Company. If such a protective election is made, this Agreement shall be amended in such a manner as is determined by the Company in its good-faith discretion (including by requiring that, in the event the Transactions fail to qualify for the Tax-Free Status, SpinCo shall pay over to the Company any Tax Benefits realized by SpinCo or any member of the SpinCo Group arising from the step-up in Tax basis resulting from such election).

3.7          Payment of Taxes.

(a)          With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority when due any Taxes due in respect of any such Tax Return. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Party with respect to such Tax Return shall pay to the applicable Taxing Authority when due (taking into account any automatic or validly elected extensions, deferrals, or postponements) any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination.

(b)          In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

(c)          With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

3.8          Amended Returns and Carrybacks.

(a)          SpinCo shall not, and shall not permit any member of the SpinCo Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of the Company (such consent to be exercised in the Company’s sole discretion).

(b)          SpinCo shall, and shall cause each member of the SpinCo Group to, make any available elections to waive the right to carry back any SpinCo Carryback arising in a Post-Distribution Period to a Pre-Distribution Period.

(c)          SpinCo shall not, and shall cause each member of the SpinCo Group not to, without the prior written consent of the Company, make any affirmative election to carry back any SpinCo Carryback arising in a Post-Distribution Period to a Pre-Distribution Period, such consent to be exercised in the Company’s sole discretion.

(d)          Receipt of consent by SpinCo or a member of the SpinCo Group from the Company pursuant to the provisions of this Section 3.8 shall in no way limit or modify SpinCo’s indemnification obligations pursuant to this Agreement.

3.9          Tax Attributes.  The Company shall in good faith advise SpinCo in writing of the amount (if any) of any Tax Attributes arising in a Pre-Distribution Period, which the Company determines, in its good-faith discretion, shall be allocated or apportioned to the SpinCo Group under applicable Law (and, for the avoidance of doubt, taking into account the agreements contained in the IRS Settlement). The Company shall consult in good faith with SpinCo regarding such allocation of Tax Attributes and shall consider in good faith any written comments received from SpinCo regarding such allocation of Tax Attributes. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with the Company’s good-faith determination. SpinCo agrees that it shall not dispute the Company’s determination of Tax Attributes. For the avoidance of doubt, the Company shall not be required in order to comply with this Section 3.9 or otherwise to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.

3.10        Straddle Period Tax Allocation.

(a)          In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by the Company. With respect to the Joint Return for the Tax period that includes the Distribution, the Company may determine in its sole discretion whether to make a ratable election under Treasury Regulations Section 1.1502-76(b)(2)(ii) with respect to SpinCo or any other relevant member of the SpinCo Group. SpinCo shall, and shall cause each member of the SpinCo Group to, take all actions necessary to give effect to such election.

(b)          In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent arising on or prior to the Distribution Date) be allocated to the Pre-Distribution Period, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent arising on or prior to the Distribution Date) be allocated to the Pre-Distribution Period.

3.11       Pillar Two Compliance and Reporting Obligations.  The Parties agree to comply with the Pillar Two Provisions and shall use reasonable efforts to ensure that any Pillar Two Taxes are calculated and reported accurately on a country-by-country basis as required by applicable Law. Each party shall deliver to the other any available information requested (including any Tax Returns, books, records, documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations) in order to enable the Parties to comply with its reporting and payment obligations under the Pillar Two Provisions, no later than thirty (30) days following the close of each fiscal quarter (or, with respect to any such Tax information requested less than ten (10) days prior to the close of the relevant fiscal quarter, as promptly as is reasonably practicable).

3.12       Section 245A Election. With respect to any member of the SpinCo Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code immediately prior to the Distribution, the Company may, in its sole discretion, determine that an election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor provision of Tax Law that allows a closing of the books election) shall be made to close such entity’s taxable year for federal income Tax purposes as of the Effective Time. If the Company determines that such election shall be made with respect to any such member of the SpinCo Group, SpinCo shall, and shall cause its Affiliates to, cooperate with the Company and its Affiliates to make and give effect to such election.

ARTICLE IV

TAX-FREE STATUS OF THE TRANSACTIONS

4.1          Representations and Warranties.

(a)          The Company, on behalf of itself and all other members of the Company Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and statements and representations made therein, to the extent descriptive of or otherwise relating to the Company or any member of the Company Group or the Parent Retained Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. The Company, on behalf of itself and all other members of the Company Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to the Company or any member of the Company Group or the Parent Retained Business.

(b)          SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby represents and warrants that (i) it has examined the Tax Materials, and (ii) the facts presented and statements and representations made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo or any member of the SpinCo Group or the SpinCo Business.

(c)          Each of the Company, on behalf of itself and all other members of the Company Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Transactions to be other than the Tax-Free Status.

(d)          Each of the Company, on behalf of itself and all other members of the Company Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it has no plan or intent to take any action, or fail to take any action (or to cause or permit any member of its Group to take or fail to take any action) which is inconsistent with any facts presented or statements or representations made in the Tax Materials.

4.2          Restrictions.

(a)          SpinCo shall not, and shall not permit any member of the SpinCo Group to, take or fail to take, or permit to be taken, as applicable, any action (including any Internal Restructuring) if such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant, or representation in any of the Tax Materials or would reasonably be expected to impede the Tax-Free Status.

(b)          SpinCo, on behalf of itself and all other members of the SpinCo Group, covenants and agrees that no member of the SpinCo Group will take, fail to take, or permit to be taken any action which constitutes a SpinCo Disqualifying Action.

(c)          SpinCo, on behalf of itself and all other members of the SpinCo Group, agrees that during the Restricted Period, SpinCo shall not:

(i)           approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise, and including any transaction treated as a sale or transfer for U.S. federal income tax purposes) of more than thirty percent (30%) of the consolidated gross assets of, or a material change in the active conduct of, the SpinCo Active Trade or Business on which SpinCo relied for purposes of satisfying the requirements of Section 355(b) of the Code, as described in the IRS Ruling or the Distribution Tax Opinions (in the case of a sale or other transfer of assets, (x) excluding (1) sales, transfers, or dispositions of inventory in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income Tax purposes, (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of the transferor or any member of the transferor’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code and determined as of immediately prior to any such repayment (or pre-payment)), or (5) any sale or other disposition (including any sale or disposition structured as a merger or consolidation) to any Person that is a member of the “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code and determined as of immediately prior to any such sale or other disposition) of each member of the SpinCo Group that relied on such trade or business for purposes of satisfying the requirements of Section 355(b) of the Code (as described in the IRS Ruling or the Distribution Tax Opinions), and (y) measuring the percentages of assets sold, transferred, or otherwise disposed of based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date);

(ii)          voluntarily dissolve or liquidate (wholly or partially) itself or, if such action could or could be expected to jeopardize or impede the Tax-Free Status, any of its Affiliates (including, in each case, any action that is a liquidation for U.S. federal income Tax purposes);

(iii)         enter into any Proposed Acquisition Transaction or, to the extent SpinCo or any other member of the SpinCo Group has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur;

(iv)          redeem or otherwise repurchase (directly or through an Affiliate) any SpinCo Capital Stock except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48);

(v)          amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of SpinCo Capital Stock (including through the conversion of any capital stock into another class of capital stock);

(vi)         merge, amalgamate or consolidate with any other Person;

(vii)        take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and treating the Retained Shares as acquired) would, when combined with any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest or would reasonably be expected to result in a failure to preserve the Tax-Free Status (it being understood that, for this purpose, the Retained Shares shall be treated as acquired);

(viii)       sell, transfer, or otherwise dispose of or agree to sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income Tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the gross assets of SpinCo or the consolidated gross or net assets of SpinCo’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code and determined as of immediately following the Distribution) (in each case, (x) excluding (1) sales, transfers, or dispositions of inventory in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income Tax purposes, (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group, or (5) any sale or other disposition (including any sale or disposition structured as a merger or consolidation) to any member of SpinCo’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code and determined as of immediately prior to any such sale or other disposition), and (y) measuring the percentages of assets sold, transferred, or otherwise disposed of based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date). For purposes of this Section 4.2(c)(viii), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a member of SpinCo’s “separate affiliated group” shall constitute a disposition of all of the assets of SpinCo or such Subsidiary; or

(ix)          cause or permit any SpinCo Section 355 Affiliate to, as applicable, take or fail to take, or enter into or permit, any action or transaction described in the preceding clauses (i) through (viii) (substituting references therein to SpinCo, SpinCo Active Trade or Business, Distribution, SpinCo Capital Stock, SpinCo Group, and similar terms referring to SpinCo and its characteristics, assets, stock or operations with references to the relevant SpinCo Section 355 Affiliate, the active conduct of a trade or business relied upon by such SpinCo Section 355 Affiliate for purposes of Section 355(b)(2) of the Code, the relevant Internal Distribution, the Capital Stock of such SpinCo Section 355 Affiliate, the group consisting of such SpinCo Section 355 Affiliate and its subsidiaries and such similar terms but referring to such SpinCo Section 355 Affiliate and its characteristics, assets, stock or operations, and substituting, in the definition of “Proposed Acquisition Transaction,” any references therein to SpinCo, or SpinCo Capital Stock with references to the relevant SpinCo Section 355 Affiliate and the Capital Stock of such SpinCo Section 355 Affiliate).

(d)          Notwithstanding the restrictions imposed by Sections 4.2(a), (b), and (c), SpinCo or a member of the SpinCo Group may take any of the actions or transactions described in Sections 4.2(a), (b), or (c), if SpinCo shall have (i) obtained an Unqualified Tax Opinion in form and substance reasonably satisfactory to the Company in its discretion, which discretion shall be reasonably exercised in good faith solely to prevent the imposition of Distribution Taxes, or (ii) obtained the prior written consent of the Company waiving the requirement that SpinCo obtain an Unqualified Tax Opinion, such waiver to be provided in the Company’s sole and absolute discretion. The Company’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection therewith.  SpinCo shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse the Company for all reasonable out-of-pocket expenses that the Company or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion, nor the Company’s waiver of SpinCo’s obligation to deliver an Unqualified Tax Opinion shall in any way limit or modify SpinCo’s indemnification obligations pursuant to Article V.

(e)          SpinCo agrees that the Company shall have the sole and exclusive control over the process of obtaining any private letter ruling with respect to the Transactions and any related transaction, and only the Company shall be entitled to apply for any such private letter ruling (whether prior to or following the Distribution). The Company shall have the right to obtain a private letter ruling from the IRS (and/or any other Taxing Authority) and/or if applicable, any supplemental private letter ruling at any time in its sole and absolute discretion.  SpinCo shall (and shall cause its Affiliates to) cooperate with the Company and take any and all actions reasonably requested by the Company in connection with obtaining such private letter ruling or supplemental private letter ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS (and/or any other applicable Taxing Authority) or Tax Advisor; provided that SpinCo shall not be required to make (or cause any of its Affiliates to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).  After the Distribution, the Company and SpinCo shall each bear its own costs and expenses incurred in connection with obtaining any such private letter ruling or supplemental private letter ruling.

(f)          For the avoidance of doubt, following the Distribution Date, SpinCo shall not, nor shall SpinCo permit its respective Affiliates to, seek any guidance from the IRS or any other Taxing Authority (whether written, verbal, or otherwise) at any time concerning the Distribution (including the impact of any other transaction on the Distribution) unless SpinCo shall have obtained the prior written consent of the Company (not to be unreasonably withheld, conditioned, or delayed).

ARTICLE V

INDEMNITY OBLIGATIONS

5.1          Indemnity Obligations.

(a)          The Company shall indemnify and hold harmless SpinCo from and against, and will reimburse SpinCo for, (i) any and all Taxes allocated to the Company pursuant to Article II, and (ii) any and all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Company Group pursuant to this Agreement.

(b)          Without regard to whether an Unqualified Tax Opinion or written consent described in Section 4.2(d) may have been provided, or the existence of any private letter ruling, SpinCo shall indemnify and hold harmless the Company from and against, and will reimburse the Company for, (i) any and all Taxes allocated to SpinCo pursuant to Article II, (ii) any and all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the SpinCo Group pursuant to this Agreement, (iii) any and all Distribution Taxes and Tax-Related Losses attributable to a SpinCo Disqualifying Action, (iv) any and all Distribution Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to (A) the acquisition (other than pursuant to the Contribution and the Distribution) of all or a portion of the SpinCo Capital Stock and/or SpinCo’s or its Subsidiaries’ stock or assets by any means whatsoever by any Person, (B) any “agreement, understanding, arrangement, substantial negotiations, or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more such officers or directors regarding transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, SpinCo Capital Stock representing a Fifty-Percent or Greater Interest in SpinCo or the Capital Stock of any SpinCo Section 355 Affiliate representing a Fifty-Percent or Greater Interest in such SpinCo Section 355 Affiliate, or (C) any action or failure to act by SpinCo or any other member of the SpinCo Group after the Distribution (including, without limitation, any amendment to SpinCo’s or any SpinCo Section 355 Affiliate’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo stock or such SpinCo Section 355 Affiliate stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock or SpinCo Section 355 Affiliate Capital Stock into another class of SpinCo Capital Stock or SpinCo Section 355 Affiliate Capital Stock), and (v) any and all Taxes incurred by one or more members of the Company Group arising from or attributable to the disallowance of losses generated by one or more members of the SpinCo Group in respect of which one or more members of the Company Group has made a claim to group relief.

5.2          Indemnification Payments.

(a)          Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Indemnifying Party disputes the amount it is liable for under this Agreement, the Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party. To the extent the Indemnifying Party does not agree with the amount the Indemnitee claims the Indemnifying Party is liable for under this Agreement, the dispute shall be resolved in accordance with Article IX.

(b)          If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

(c)          Any Tax indemnity payment required to be made by the Indemnifying Party pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Indemnifying Party by the Indemnitee pursuant to Section 2.14. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or Adjustment of such Tax Item) that gave rise to the Tax indemnity payment.

5.3          Payment Mechanics.

(a)          All payments under this Agreement required to be made by one Party to the other Party shall be made by the Company directly to SpinCo and by SpinCo directly to the Company; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Company Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b)          In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4          Treatment of Liabilities and Payments; Gross-Up.

(a)          The Parties agree that, in the absence of any change in applicable U.S. federal income Tax Law or except as otherwise required by other applicable Tax Law, (i) any indemnity, Tax Benefit, or other similar payment made among the Parties pursuant to this Agreement, the Separation Agreement, or any other Transaction Document shall be treated, for all income Tax purposes, as (A) a payment with respect to an assumed or retained liability (with, if and as applicable, one Party acting as agent for the other Party or its Subsidiaries), or, if the treatment described in clause (A) is not available under applicable Law (as determined by the Company in its reasonable discretion), (B) a non-taxable contribution by the Company to SpinCo or a distribution by SpinCo to the Company, as applicable, and, in the case of this clause (B), such contribution or distribution shall be treated as having been made immediately prior to the Distribution, and (ii) any payment of interest pursuant to this Agreement, the Separation Agreement, or any other Transaction Document or by or to a Taxing Authority shall be reported for Tax purposes by the Parties as taxable or deductible (to the extent a deduction is available), as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment. Notwithstanding the foregoing, the Company shall notify SpinCo if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

(b)          Neither the Company nor SpinCo shall, and each shall cause its Affiliates not to, report or take any position (on a Tax Return or otherwise) inconsistent with the treatment described in Section 5.4(a) (unless otherwise required by a Final Determination or a good-faith resolution of a Tax Contest).

(c)          If, notwithstanding the manner in which payments described in Section 5.4(a) were reported, there is a Tax liability or an adjustment to a Tax liability of a Party as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement or the Separation Agreement, as applicable.

ARTICLE VI

TAX CONTESTS

6.1          Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to a Tax Contest concerning any Taxes for which the other Party may be primarily liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.  The failure of one Party to notify the other of such communication in accordance with the immediately preceding sentence shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually and materially prejudices the ability of such other Party to contest such Tax liability and increases the amount of such Tax liability.

6.2          Separate Returns. Subject to Section 6.4, Section 6.5 and Section 6.7, in the case of any Tax Contest with respect to any Separate Return, the Responsible Party with respect to such Separate Return shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest. Notwithstanding the provisions set forth in Sections 3.1 and 3.2, for purposes of this Section 6.2, SpinCo shall be deemed to be the Responsible Party with respect to any Designated SpinCo Separate Returns.

6.3          Joint Returns.  Subject to Section 6.4, Section 6.5 and Section 6.7, in the case of any Tax Contest with respect to any Joint Return, the Company shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest. Notwithstanding the foregoing, to the extent a portion of any such Tax Contest with respect to a Joint Return with respect to Foreign Taxes relates to a matter which was customarily controlled by a member of the SpinCo Group, as determined by the Company in its sole discretion, then the Company may elect that SpinCo shall be responsible for conduct of such portion of such Tax Contest.  SpinCo and the Company shall each be responsible for fifty percent (50%) of any expenses related thereto, including expenses relating to any supporting transfer pricing analysis.

6.4          Mixed Contests. Subject to Section 6.5 and Section 6.7, in the event of any Tax Contest with respect to both a SpinCo Separate Return, on the one hand, and a Company Separate Return or a Joint Return, on the other hand, the Parties shall use their reasonable efforts to cause such Tax Contest to be severed into separate Tax Contests, each relating solely to SpinCo Separate Returns and Company Separate Returns or Joint Returns, as applicable. If such Tax Contest is not so severable, then the Company shall determine which Party shall be the Controlling Party with respect to such Tax Contest, and such Controlling Party selected by the Company shall, subject to Section 6.5 and Section 6.7, have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

6.5          Distribution-Related Tax Contests.

(a)          In the event of any Distribution-Related Tax Contest as a result of which SpinCo could reasonably be expected to become exclusively liable for or be required to pay for any Tax or Tax-Related Losses and which the Company has the right to administer and control pursuant to Section 6.2 or Section 6.3, (i) the Company shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Contest, (ii) the Company shall offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) the Company shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (iv) the Company shall provide SpinCo copies of any written materials relating to such Tax Contest received from the relevant Taxing Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Tax Contest described in this Section 6.5(a) shall be made in the sole discretion of the Company and shall be final and, notwithstanding anything to the contrary herein or in the Separation Agreement, shall not be subject to the dispute resolution provisions of Section 9.1 of this Agreement or Sections 7.1, 7.2, and 7.3 of the Separation Agreement.

(b)          In the event of any Distribution-Related Tax Contest with respect to any SpinCo Separate Return, (i) SpinCo shall consult with the Company reasonably in advance of taking any significant action in connection with such Tax Contest, (ii) SpinCo shall consult with the Company and offer the Company a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) SpinCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (iv) the Company shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Taxing Authority, and (v) SpinCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of the Company (exercised in the Company’s sole discretion); provided, however, that in the case of any Distribution-Related Tax Contest with respect to a SpinCo Separate Return as a result of which the Company could reasonably be expected to become liable for or be required to pay any Taxes or Tax-Related Losses, whether pursuant to this Agreement or otherwise, the Company shall have the right to elect to assume control of such Tax Contest, in which case the provisions of Section 6.5(a) shall apply.

6.6          Obligation of Continued Notice.  During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion. The failure of one Party to notify the other of such communication in accordance with the preceding provisions of this Section 6.6 shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually and materially prejudices the ability of such other Party to contest such Tax liability and increases the amount of such Tax liability.

6.7          Settlement Rights.  Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement (other than with respect to a Distribution-Related Tax Contest that is subject to Section 6.5): (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party except to the extent that such failure actually and materially prejudices the ability of such other Party to contest the relevant Tax Contest and related Tax liability and increases the amount of such Tax liability.

6.8          Costs and Expenses.  Except for any costs and expenses incurred by a Non-Controlling Party in the exercise of any participation rights that such Non-Controlling Party possesses with respect to a Tax Contest pursuant to this Article VI, all costs and expenses incurred in connection with the defense of a Tax Contest shall be borne by the Controlling Party.

ARTICLE VII

COOPERATION

7.1          General.

(a)          Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i)           the timely provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)          the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii)         the use of the Party’s reasonable best efforts to promptly obtain any documentation in connection with a Tax Matter; and

(iv)         the use of the Party’s reasonable best efforts to promptly obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation. In addition, each Party shall timely comply with all of its obligations pursuant to this Agreement to provide cooperation and information with respect to Tax Matters to the other Party, including, without limitation, the foregoing provision of this Section 7.1(a).

7.2          Timely Compliance.  Each of SpinCo and the Company acknowledges that time is of the essence in relation to any request for information, assistance, or cooperation made by the Company or SpinCo pursuant to Section 7.1(a) and any other obligations of SpinCo or the Company pursuant to this Agreement to provide information, assistance or cooperation. Each of SpinCo and the Company acknowledges that failure to conform to the deadlines set forth in this Agreement or reasonable deadlines otherwise set by SpinCo or the Company, in each case, with respect to the provision of information, assistance and cooperation with respect to Tax Matters, could cause irreparable harm. If either SpinCo or the Company fails to comply with any such deadlines, then, notwithstanding anything to the contrary set forth in this Agreement, such non-complying Party shall be liable for, and shall indemnify and hold harmless the other Party for, any Taxes and Tax-Related Losses to the extent arising solely out of such failure to comply.

7.3          Consistent Treatment.  Unless and until there has been a Final Determination to the contrary, except as expressly and specifically provided otherwise in this Agreement, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of liabilities and payments as set forth in Section 5.4, (b) the Tax Materials, (c) the Tax-Free Status or (d) any other tax treatment set forth in this Agreement or the Separation Agreement.

7.4          Impact of Cooperation.  For the avoidance of doubt, the existence of a Party’s obligation to cooperate with the other Party pursuant to this Agreement with respect to the preparation of any Tax Return, the conduct of any Tax Contest or otherwise, or such Party’s satisfaction of such cooperation obligation, shall under no circumstances be interpreted as imposing any additional obligations on such Party that are not otherwise provided for in this Agreement, including, for the avoidance of doubt, any additional procedural obligations with respect to Tax Return preparation and filing or the conduct of any Tax Contest, and any indemnification or other payment obligation with respect to any Taxes for which such Party is not otherwise responsible hereunder. In addition, the existence of any such cooperation obligations of one Party, or its compliance therewith, shall in no way limit or modify any obligations of the other Party pursuant to this Agreement, including, without limitation, any of its indemnification obligations pursuant to Article V or any of its obligations with respect to Tax Return filing and preparation or Tax Contest control.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1         Retention of Records.  For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven (7) years after the Distribution Date, the Parties shall retain all Tax Records in respect of Taxes of any member of either the Company Group or the SpinCo Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the Company Group proposes to destroy any Tax Records (other than any Tax Records to the extent solely relating to the Company, any member of the Company Group, their respective operations, the Company Retained Assets and/or the Company Retained Liabilities), the Company shall first notify SpinCo in writing and the SpinCo Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the SpinCo Group proposes to destroy any Tax Records, SpinCo shall first notify the Company in writing and the Company Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2          Access to Tax Records.  The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession pertaining to Pre-Distribution Periods to the extent reasonably required by the other Party in connection with the preparation of financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

9.1          Dispute Resolution.  The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in good faith and in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between any member of the Company Group, on the one hand, and any member of the SpinCo Group, on the other hand, as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (other than a High-Level Tax Dispute) (a “Tax Dispute”), the Tax departments of the Parties shall negotiate in good faith to resolve the dispute. If, within thirty (30) Business Days, such good-faith negotiations do not resolve such Tax Dispute, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by the Company, SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) Business Days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of the Company and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties. Any High-Level Tax Dispute shall be resolved pursuant to the procedures set forth in Sections 7.1, 7.2, and 7.3 of the Separation Agreement.

9.2          Injunctive Relief.  Nothing in this Article IX shall prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve any Tax Dispute in accordance with the provisions of Section 9.1 or any High-Level Tax Dispute in accordance with the provisions of Sections 7.1, 7.2, and 7.3 of the Separation Agreement could result in serious and irreparable injury to the Parties or the members of their Groups. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement, or any other Transaction Document, the Company and SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of the Company and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Article IX.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1        Conflicting Agreements.  Except as expressly set forth otherwise in this Agreement or any other Transaction Document: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement, and (b) for the avoidance of doubt, in the event of any conflict between any Transaction Document, on the one hand, and this Agreement, on the other hand, with respect to the matters set forth in foregoing clause (a), the terms and conditions of this Agreement shall govern.

10.2       Interest on Late Payments.  With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest in accordance with Section 9.10(b) of the Separation Agreement.

10.3       Expenses.  Except as otherwise provided in this Agreement, all fees and expenses incurred by the Parties in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement shall be borne by the Party that has incurred such fees and expenses.

10.4       Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

10.5        Application to Present and Future Subsidiaries.  This Agreement is being entered into by the Company and SpinCo on behalf of themselves and the members of their respective Groups. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of the Company or SpinCo in the future.

10.6       Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, this Agreement shall be assignable to a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; provided, however, that no assignment permitted by this Section 10.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

10.7        No Fiduciary Relationship.  The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

10.8       Further Assurances.  Prior to, on, and after the Effective Time, each Party hereto shall cooperate with the other Party, at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including the execution and delivery to the other Party and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Article VI, and to make all filings with any Governmental Entity, and to take all such other actions, as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

10.9        Survival of Agreements.  Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive and remain in full force and effect in accordance with their applicable terms.

10.10      Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be deemed duly delivered (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) when delivered by a reputable nationwide overnight courier service or (c) when sent if sent by email to the party to be notified (provided, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 10.10 and (ii) either (A) a duplicate copy of such email notice is promptly given by the method described in clause (b) or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 10.10), in each case to the intended recipient as set forth below:

If to the Company, to:

KBR, Inc.

601 Jefferson Street, Suite 3400
Houston, TX 77002
Attn: [●]
E-mail: [●]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
2100 Pennsylvania Avenue, NW
Washington, DC 20037
Attn:	Stephanie C. Evans, Esq.
Email:	stephanie.evans@wilmerhale.com

and
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn:	Andrew R. Bonnes, Esq.
Email:	andrew.bonnes@wilmerhale.com

If to SpinCo, to:

Trinzic, Inc.
[●]

The Parties may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.11      Distribution Date.  This Agreement shall become effective only upon the Distribution Date.

10.12     Waiver.  No provisions of this Agreement shall be deemed waived by a Party, unless such waiver is in writing and signed by the authorized representatives of the Party against whom it is sought to enforce such waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.13      Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.14      Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

10.15      Integration.  This Agreement, together with each of the exhibits and schedules appended hereto, shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. This Agreement, the Separation Agreement, and the other Transaction Documents represent the integrated agreement of the Company and SpinCo relating to the Internal Reorganization, the Contribution, and the Distribution, which are being entered into together, and would not have been entered into independently.

10.16      Title and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.17      Counterparts.  This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties (including by facsimile, by .pdf, .gif, .jpeg or similar attachment to electronic mail or by DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act, or other applicable Law).

10.18      Governing Law; Submission to Jurisdiction.  Section 9.15 of the Separation Agreement is incorporated by reference herein, mutatis mutandis.

10.19      Amendments.  This Agreement may not be terminated, modified or amended except by an agreement in writing signed by the Company and SpinCo.

10.20      No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

10.21      Specific Performance.  Subject to the provisions of Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of their rights under this Agreement in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Nothing in this section is intended to limit or waive the aggrieved Party’s ability to pursue any other remedy to which it is entitled.

10.22     Authority.  The Company represents on behalf of itself and each other member of the Company Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(a)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and

(b)          this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

KBR, INC.

By:
Name:
Title:

TRINZIC, INC.

By:
Name:
Title:

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